Filed Pursuant to Rule 433
Registration No. 333-180147-02

$1BLN+ SDART 2012-5 (SUBPRIME AUTO)

Jt-Bookrunners: JPMorgan, Citi, Santander

Class A Co-Mgrs: DB, Wells

CLS	SIZE(MM)	WAL	M/S	E. FNL	L. FNL	PXING	%	CPN	$PX
A1	157.900	0.20	P-1/A-1+	12/12	08/13	IL -4	0.33599%	0.33599%	100.00000%
A2	340.000	0.95	Aaa/AAA	03/14	12/15	EDSF +18	0.574%	0.57%	99.99685%
A3	174.200	2.00	Aaa/AAA	01/15	12/16	IS +38	0.834%	0.83%	99.99495%
B	124.580	2.70	Aa1/AA	08/15	08/18	IS +105	1.568%	1.56%	99.99233%
C	139.060	3.45	A1/A	07/16	08/18	IS +210	2.717%	2.70%	99.99425%
D	89.800	4.12	Baa2/BBB	10/16	09/18	IS +260	3.328%	3.30%	99.98014%

EXPECTED PXG :	PRICED	REGISTRATION :	PUBLIC
EXPECTED SETTLE :	08/15	ERISA ELIGIBLE :	YES
PXG SPEED :	1.50% ABS, 10% CLEAN-UP CALL	B&D :	J.P. MORGAN
CUSIPS :	A1:80282UAA2, A2:80282UAB0, A3:80282UAC8, B:80282UAD6, C:80282UAE4, D:80282UAF1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.